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                                   FORM 8-K
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of l934


Date of Report (Date of earliest event reported) July 12, 1996
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FCC National Bank
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     (Exact name of registrant as specified in its charters)


United States of America         0-16337             51-0269396
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(State or other jurisdiction   (Commission          (IRS Employer
      of incorporation)       File Numbers)   Identification No.)


One Gateway Center, 300 King Street, Wilmington, Delaware 19801
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   (Address of principal executive office)             (Zip Code)


Registrant's telephone number, including area code:   302-656-5020
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                                                     2


Item 5.  Other Events.
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The Registrant's hereby incorporates by reference the information contained in
Attachment A hereto in response to this Item 5.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           FCC NATIONAL BANK
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                           (Registrant)


Date: July 12, 1996        By  /s/ Sharon A. Renchof
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                           Title: Assistant Secretary
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Attachment A



July 12, 1996 -- FCC National Bank (FCCNB) announced today the lump sum addition to First Chicago Master Trust II (the "Trust") of approximately $2.81 billion of receivables generated in approximately 1.25 million consumer credit card accounts (the "Additional Accounts"). Approximately 60 percent of the Additional Accounts have been opened for 2 years or more.

Payment activity related to the receivables in the Additional Accounts, which include approximately $2.78 billion of aggregate principal receivables as of the respective billing dates for such accounts in June 1996, will be reflected in the Trust's servicing reports for July 1996 and in the Trust's payment allocations for the August 15, 1996 distribution date. New receivables generated in such Additional Accounts after the lump sum addition will be automatically included in the Trust.

With the addition of such receivables to the Trust, aggregate principal receivables in the Trust as of the respective billing dates in June 1996 was approximately $15.53 billion. The Trust currently has issued and outstanding 13 series of investor certificates with an aggregate principal amount of approximately $7.33 billion as of July 12, 1996.

If payment activity related to the additional receivables had been included in the Trust's servicing reports for June 1996 and in the Trust's payment allocations for the July 15, 1996 distribution date, the Portfolio Yield for the Trust for such period would have been increased by approximately 200 basis points. Because the Additional Accounts may have different terms and conditions than other accounts whose receivables are included in the Trust, there can no assurance as to how the addition of the receivables in such accounts may affect the performance of the Trust in the future.